Exhibit 5.1

March 15, 2012

Angie’s List, Inc.

1030 E. Washington Street

Indianapolis, IN 46202

Ladies and Gentlemen:

We have acted as special counsel to Angie’s List, Inc., a Delaware corporation (the “Company “), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 2,846,659 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP